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Exhibit 10.21

FOREST OIL CORPORATION
AMENDED AND RESTATED 2005 SALARY DEFERRED COMPENSATION PLAN

December 31, 2004

  1.    Purpose.

        Forest Oil Corporation (the "Company") hereby amends and restates in its entirety the Forest Oil Amended and Restated 2005 Salary Deferred Compensation Plan (the "Plan") for the purpose of providing the terms of an unfunded deferred compensation plan for a select group of management, highly compensated employees, directors and persons who have been management, highly compensated employees or directors of Company who may elect, pursuant to the Deferral Elections, to defer certain compensation otherwise due to them. It is intended that the Plan constitute an unfunded "top hat plan" for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Plan will be administered and construed in accordance with Section 409A of the Code and any administrative guidance issued thereunder.

  2.    Definitions.

        The following terms used in the Plan shall have the meanings set forth below:

          (a)   "Affiliate" means, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

          (b)   "Beneficiary" shall mean any person, persons, trust or other entity designated by a Participant to receive benefits, if any, under the Plan upon such Participant's death. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

          (c)   "Board" shall mean the Board of Directors of the Company.

          (d)   "Change in Control" shall mean any of the following:

            (i)    Change in Ownership.    Any one person, or more than one person acting as a group (as defined in Section 2(d)(iv), below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company, within the meaning of Section 2(d)(ii)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for this purpose.

            (ii)    Change in Effective Control.    Either (a) any one person, or more than one person acting as a group (as determined under Section 2(d)(iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, or (b) a majority of members of the Company's board of directors resigns or is otherwise replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election;

            (iii)    Change in Ownership of a Substantial Portion of Assets.    Any one person, or more than one person acting as a group (as determined under Section 2(d)(iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control under this Section 2(d)(iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation.

            (iv)    Persons Acting as a Group.    For the purposes of this Section 2(d), persons will be not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in such a corporation and in the Company at a time that both of the Companies enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to, and to the extent of, the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

            (v)    Attribution.    For purposes of this Section 2(d), the attribution rules of Section 318 of the Code shall apply to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option shall not be considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulations Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

            (vi)    Interpretation under Code Section 409A.    The definition of Change in Control under this Section 2(d) is intended to comply with applicable definitions and requirements of Code Section 409A(a)(1)(B)(2)(v) and Internal Revenue Service Notice 2005-1, Q&A 11-14, and proposed Treasury Regulations Section 1.409A-3(g)(5), and shall be interpreted consistently therewith. Furthermore, to the extent that further Internal Revenue Service guidance, including notices, rulings, regulations, etc., are issued subsequent to such Notice 2005-1 and proposed Treasury Regulations and modify the applicable change in control event definitions and requirements, the definition herein of Change in Control shall be deemed to have been modified accordingly as of the effective date of such change as set forth in such guidance.

          (e)   "Claimant" shall have the meaning set forth in Section 9(a).

          (f)    "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (g)   "Committee" shall mean the Compensation Committee appointed by the Board.

          (h)   "Company" shall mean Forest Oil Corporation, any successor to all or a major portion of the Company's assets or business that assumes the obligations of the Company, and any other corporation or unincorporated trade or business that has adopted the Plan with the approval of the Company, and is a member of the same controlled group of corporations or the same group of trades or businesses under common control (within the meaning of Code sections 414(b) and 414(c)) as the Company, or an affiliated service group (as defined in Code section 414(m)) which includes the Company, or any other entity required to be aggregated with the Company pursuant to regulations under Code sections 414(o) and 409A or any other affiliated entity that is designated by the Company as eligible to adopt the Plan..

          (i)    "Deferral Account" shall mean the recordkeeping account established and maintained by the Company in the name of a Participant as provided in Section 4(b) for deferrals made by a Participant pursuant to a Deferral Election.

          (j)    "Deferral Amount" shall mean the amount of unvested restricted stock, compensatory options and/or cash compensation and bonus amounts deferred pursuant to a Deferral Election; provided, however, that the Deferral Amount of each Participant on any given Deferral Election shall be reasonably expected to result in a deferral of at least $10,000 or such other amount as the Committee shall specify from time to time.

          (k)   "Deferral Election" shall mean an election form executed by the Participant (as may be revised from time to time with respect to any one or more Participants, consistent with the Plan, by or at the direction of the Company's president and chief executive officer, chief financial officer or chief legal officer), whereby the Participant (i) makes an advance election to defer compensation such Participant would otherwise be entitled to receive with respect to unvested restricted stock, compensatory options and/or in cash from the Company during the following calendar year, including an amount or percentage of compensation to be deferred, (ii) specifies a schedule according to which the Participant will receive payout of his deferred compensation and (iii) makes such other elections as are permitted and provides such other information as is required under the Plan.

          (l)    "Disabled" or "Disability" refers to a Participant who:

            (i)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

            (ii)   is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's employer.

          This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(C).

          (m)  "Election Date" shall mean December 31, 2005.

          (n)   "Fair Market Value" shall mean, on a given date of valuation, (i) with respect to any mutual fund, the closing net asset value as reported in The Wall Street Journal with respect to the date of valuation and (ii) with respect to a security traded on a national securities exchange or the NASDAQ National Market, the closing price on the date of valuation as reported in The Wall Street Journal.

          (o)   "Hypothetical Investments" shall have the meaning set forth in Section 4(c).

          (p)   "Manager" shall have the meaning set forth in Section 4(c).

          (q)   "Observer" shall have the meaning set forth in Section 3(a).

          (r)   "Officers" shall have the meaning set forth in Section 8(b)(ii).

          (s)   "Participant" shall mean a present or former employee or director of the Company who is participating in this Plan and any other present or former employee or director designated from time to time by the Committee.

          (t)    "Pay Day" shall mean, for each Participant, the day on which the Company is required, by the terms of the applicable Deferral Election form or any other agreement between the Participant and the Company, to make a payment of cash or other compensation, which such Participant defers under this Plan.

          (u)   "Plan" shall mean this Forest Oil Corporation 2005 Salary Deferral Compensation Plan.

          (v)   "Plan Effective Date" shall mean December 31, 2004.

          (w)  "Released Party" shall have the meaning set forth in Section 8(b)(iii).

          (x)   "Separation from Service" means the cessation of an Employee's service with the Company, other than by death or becoming Disabled. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(i).

          (y)   "Specified Employee" means a key employee, as described in Code Section 416(i), without regard to paragraph (5) thereof, of the Company for so long as any of its stock is publicly traded on an established securities market or otherwise.

          This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(i).

          (z)   "Trust" shall mean any trust or trusts established or designated by the Company pursuant to Section 5(a) to hold assets in connection with the Plan.

          (aa) "Trustee" shall have the meaning set forth in Section 5(a).

          (bb) "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

          This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii).

  3.    Authority and Administration of the Committee.

          (a)    Authorization of Committee and Appointment of Observer.

            (i)    The Committee shall be authorized by the Board to administer the Plan.

            (ii)   The Participants may, by a vote of the majority of the Participants, appoint a representative from among them (the "Observer") to observe all Committee meetings at which the Committee will consider any material action or material change to the Plan or the Trust.

          (b)    Committee Meetings.    The Committee shall give ten (10) days' written notice to the Observer prior to each Committee meeting (the "Notice") if such meeting considers any material action or material change to the Plan or Trust, which Notice may be waived in writing at any time by the Observer. The Committee shall take all reasonable steps to schedule such a Committee meeting at a time when the Observer can attend. If the Observer is unable to attend the meeting, he or she may appoint a substitute to attend. The Committee need not give Notice of a Committee meeting which does not consider material actions or material changes to the Plan or Trust.

          (c)    Resignation and Removal.

            (i)    The Board shall provide the terms upon which members of the Committee serve on the Committee.

            (ii)   An Observer shall be deemed to have resigned if he or she is no longer a Participant in the Plan, which deemed resignation shall be effective as of the date of termination of participation in the Plan.

            (iii)  A majority of the Participants may remove an Observer, by giving thirty (30) days' written notice to the Observer.

          (d)    Committee Voting.    Except as otherwise provided by the Board, in all matters pertaining to the administration of the Plan, the concurrence and joinder of a majority of the Committee members shall be required at any time at which more than two (2) are acting, but if only two (2) are acting the joinder of both of them shall be required. The Observer shall have no vote.

          (e)    Committee Administration.    The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to reasonably construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The senior human resources employee of the Company is initially appointed, on behalf of the Committee, to carry out purely administrative duties related to the Plan and to receive notices relating to the Plan, and is hereby authorized to delegate such duties as he or she sees fit. The Committee may appoint additional agents and delegate thereto powers and duties under the Plan. All references to the Committee in Section 8(b) hereof shall be deemed to include any person acting on behalf of the Committee pursuant to this Section 3(e).

          (f)    Participant Challenge of Committee Action.    There is no presumption that the Committee's actions or interpretations with regard to the Plan are correct. Participants may, if approved by a vote of the majority of the Participants, challenge the Committee's actions and interpretations through litigation or arbitration. The Company shall pay the costs and fees of any litigation or arbitration concerning the Plan if the Participants are successful. Additionally, the court or arbitrator may award costs and fees to the Participants if the court or arbitrator finds the Participants' claim or action reasonable. Notwithstanding the foregoing, no such costs or fees of any Participant shall be paid by the Company to the extent that the litigation or arbitration is connected with matters or issues which the Participants specifically waive under this Plan.

  4.    Deferral Elections and Deferral Accounts.

          (a)    Deferral Elections.    Each Participant may elect to defer all or a portion of his or her compensation, under the terms provided in any Deferral Election form provided to the Participant in accordance with the Plan, by delivering to the Company a completed and executed Deferral Election on or before the Election Date. The Deferral Election form shall establish for each Participant the type and amount of compensation (including unvested restricted stock and/or compensatory options) that may be deferred pursuant to the Plan and such determination will be reflected on the relevant Deferral Election form. The Company shall notify each Participant in writing of any upcoming Election Date applicable to such Participant and shall solicit his or her Deferral Election to be delivered to the Company on or before that Election Date.

          (b)    Code Section 409A Transition Rules.    The Committee, in its sole and absolute discretion, may offer to any Participant the option to (i) terminate participation in the Plan and to receive in 2005 a complete payout of his or her Deferral Account, (ii) cancel deferral elections with respect to compensation that would otherwise be payable in 2005, or (iii) make new elections in 2005 as to time and form of payment for compensation that would not otherwise be payable under the Plan in 2005, provided the elections are consistent with the requirements of Code Section 409A. Any elections made under this Section shall be administered by the Committee in accordance with Internal Revenue Service Notice 2005-1, proposed Treasury Regulations §1.409A-1 et seq. and any successor legislation or guidance that amends, supplements or replaces such guidance.

          (c)    Establishment of Deferral Accounts.    The Committee shall establish a Deferral Account for each Deferral Election timely delivered by a Participant. Each Deferral Account shall be maintained for the Participant solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company. The Participant shall be 100% vested in the Participant's Deferral Account at all times, except to the extent otherwise specified in the applicable Deferral Election form. The balance in a Deferral Account shall initially equal the Deferral Amount specified in the Participant's initial Deferral Election and shall be increased by the Deferral Amount specified in any subsequent Deferral Election timely delivered by that Participant, in each case, less the amount of federal, state or local tax required by law to be withheld from the Deferral Amount.

          (d)    Hypothetical Investments and Managers.    Subject to the provisions of Section 4(e), amounts credited to a Deferral Account shall be deemed to be invested, at the Participant's direction from time to time, in a broad array of hypothetical investments selected from a list established by the Committee ("Hypothetical Investments") from time to time. A Participant may select Hypothetical Investments or may select an investment manager (a "Manager") from a list established by the Committee, and the Manager will then select Hypothetical Investments on behalf of the Participant. Any Deferral Amount attributable to the deferral of compensation in connection with unvested restricted stock or compensatory options shall be deemed to be invested initially in such stock or options, as the case may be. The Committee shall be liberal and shall include Hypothetical Investments and Managers representing a wide variety of investment alternatives, and may include private equity securities that, in the judgment of the Company, (i) can be reasonably valued at least quarterly and (ii) are transferable to accredited investors. The Committee shall consider requests from any Participant to add to the initial list of Hypothetical Investments and Managers and shall satisfy such requests if they are reasonably acceptable to the Committee. The Committee may change or discontinue any Hypothetical Investment or Manager available under the Plan in its sole discretion. The initial list of Hypothetical Investments and Managers shall be established by the Board or the Committee and provided to potential Participants in connection with the solicitation of the Deferral Election. The initial list provided to a Participant shall include as Hypothetical Investments any stock and compensatory options the Participant is permitted to defer under the Plan.

          (e)    Investment of Deferral Accounts.    As provided in Section 4(c), each Deferral Account shall be deemed to be invested in one or more Hypothetical Investments as of the date of the deferral or credit, as the case may be. The amounts of hypothetical income, appreciation and depreciation in value of the Hypothetical Investments shall be credited and debited to, or otherwise reflected in, such Deferral Account from time to time in accordance with procedures established by the Committee. Unless otherwise determined by the Committee, amounts credited to a Deferral Account shall be deemed invested in Hypothetical Investments as of the date so credited.

          (f)    Allocation and Reallocation of Hypothetical Investments.    A Participant may allocate and reallocate amounts credited to his or her Deferral Account to one or more of the Hypothetical Investments or Managers authorized under the Plan. Subject to the rules established by the Committee, a Participant may reallocate amounts credited to his or her Deferral Account to other Hypothetical Investments or other Managers by filing with the Committee a notice, in such form as may be specified by the Committee; provided that such reallocation shall not be permitted more than once per calendar quarter without the written consent of the Committee. The Committee may direct the Managers accordingly; provided, however, that a Manager may reallocate amounts credited to a Deferral Account for which it has responsibility at any time without limitation. No Participant shall have the right, at any time, to direct a Manager to enter into specific transactions in connection with his or her Deferral Account; provided that this provision shall not prohibit the Participant from communicating with the Manager regarding Hypothetical Investments, including communication regarding preferred Hypothetical Investment objectives. Each Manager shall have the power to acquire and dispose of such investments as the Manager determines necessary in connection with its portfolio. The Committee may restrict or prohibit reallocation of amounts deemed invested in specified Hypothetical Investments or invested by specified Managers to comply with applicable law or regulation.

          (g)    No Actual Investment.    Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Hypothetical Investments are to be used for measurement purposes only. A Participant's election of any such Hypothetical Investments, the allocation of such Hypothetical Investments to his or her Deferral Account, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Deferral Account shall not be considered or construed in any manner as an actual investment of his or her Deferral Account in any such Hypothetical Investments. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the Hypothetical Investments, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust. The Participant shall at all times remain an unsecured creditor of the Company.

          (h)    Certain Investments of the Trust.    The Company may, in its own discretion, take such actions as it deems necessary and appropriate (including, where appropriate, establishing a separate trust pursuant to a separate trust agreement) in connection with any investment of the Trust in stock or options issued by the Company.

  5.    Establishment of Trust.

          (a)    The Trust Agreement.    The Company has entered into a Trust Agreement in the form attached hereto, providing for the establishment of a trust to be held and administered by a trustee (the "Trustee") designated in the Trust Agreement (the "Trust"). The Trustee shall be the agent for the Committee for purposes of (i) performing purely ministerial functions in connection with (A) maintaining the Deferral Accounts and (B) accepting and recording directions from a Participant as to the allocation of amounts credited to the Participant's Deferral Account in accordance with Sections 4(c) and 4(e) and (ii) any other duties delegated to the Trustee by the Committee as set forth in the Trust Agreement.

          (b)    Funding the Trust.    Within five (5) business days after the relevant Pay Day, the Company shall deposit into the Trust cash or other assets, as specified in the applicable Deferral Election, equal to the aggregate Deferral Amount of the Participant for that Pay Day, less applicable taxes. The Company shall determine the procedures for transferring assets in respect of restricted stock or options deferred under the Plan. The assets of the Trust shall remain subject to the claims of the general creditors of the Company in the event of an insolvency of the Company.

          (c)    Taxes and Expenses of the Trust.    All taxes on any gains and losses from the investment of the assets of the Trust shall be recognized by the Company and the taxes thereon shall be paid by the Company and shall not be recovered from the Deferral Accounts or the Trust. The third-party administrative and investment expenses of the Plan and the Trust, including expenses charged by the Trustee to establish the Trust and the Trustee's annual fee per Deferral Account, shall be paid by the Trustee from the Trust and shall reduce each Deferral Account balance equally. Any expenses incurred with respect to a particular Hypothetical Investment shall be charged to the Deferral Account that is deemed invested in such Hypothetical Investment. No part of the Company's internal expenses to administer the Plan, including overhead expenses, shall be charged to the Trust or the Deferral Accounts.

  6.    Settlement of Deferral Accounts.

          (a)    Payout of Deferral Accounts.    The Company shall pay or direct the Trustee to pay the net amount credited to a Deferral Account as elected by the Participant in the Participant's Deferral Election. Except for payouts due to a Participant's death or becoming Disabled, no payout shall occur prior to the second anniversary of the Plan Effective Date. Notwithstanding anything else in this Plan, all payouts shall occur on or prior to January 1, 2011.

          (b)    Payment in Cash.    The Company shall settle a Participant's Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by payment of cash in an amount equal to or, at the option of the Company, in marketable securities with a Fair Market Value equal to the net amount credited to the applicable Deferral Account. Any such distributions to a Participant shall reduce the Company's obligations under the Plan to such Participant. The Company's obligation under the Plan may be satisfied by distributions from the Trust.

          (c)    Timing of Payments.    Payments in settlement of a Deferral Account shall be made upon the earliest of the following events:

            (i)    the Participant's becoming Disabled;

            (ii)   the Participant's death;

            (iii)  a time or schedule specified in the Participant's Deferral Election form as provided in Section 6(d) below;

            (iv)  the occurrence of an Unforeseeable Emergency (if requested by the Participant in accordance with Section 6(h);

            (v)   a Change in Control;

            (vi)  the Participant's Separation from Service (if elected by the Participant in the Participant's Deferral Election form); or

            (vii) January 1, 2011.

          (d)    Elections as to Time and Form of Payment.    Participants shall specify in their Deferral Election form, the date on which payment of a Deferral Amount (and earnings thereon) is to commence, and the form of payment of the Deferral Amount (and earnings thereon). For each Deferral Amount, a Participant may elect:

            (i)    a single lump-sum distribution to be made on a specified date no earlier than the second anniversary of the Plan Effective Date and no later than January 1, 2011; or

            (ii)   in annual, semi-annual, or quarterly installments to begin on a specified date no earlier than the second anniversary of the Plan Effective Date and continuing until a specified date no later than January 1, 2011. Each installment payment shall equal the balance of the Participant's Account immediately prior to the installment, divided by the number of installments remaining to be paid; provided however, that if a Participant dies after installment payments commence but before all payment have been made, all remaining amounts will be paid to his or her beneficiary in a single lump sum no later than 60 days after the death of the Participant.

          (e)    Distributions to Specified Employees.    Notwithstanding any payment elections made under Section 6(d), if the Committee determines that a Participant is a Specified Employee, distributions to such Participant as a result of Separation from Service may not commence before the date that is six (6) months after the date of such Specified Employee's Separation from Service. In such event, the single lump sum payment or any installment payments that otherwise would have been payable within such six (6) month period, as the case may be, will be paid as soon as administratively practicable after such six (6) month period.

          (f)    Default Elections.    If a Participant fails to specify the date on which payment of the deferred amount (and earnings thereon) is to begin, the Participant will be deemed to have elected distribution upon Separation from Service in the form of a single lump sum.

          (g)    Beneficiary.    If a Participant dies prior to the complete distribution of his or her Deferral Account, the balance of the Deferral Account shall be paid to the Participant's Beneficiary in a single lump-sum payment within 60 days of the Participant's death. In the absence of an effective Beneficiary designation as to part of all of a Participant's interest in the Plan, distribution shall be made to the Participant's surviving spouse, or, if none, to the executor or personal representative of the Participant's estate. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to withhold such payment until this matter is resolved to the Committee's satisfaction.

          (h)    Unforeseeable Emergency.    If a Participant suffers an Unforeseeable Emergency, the Committee shall pay to the Participant only that portion, if any, of his or her Deferral Account that the Committee determines to be necessary to satisfy the emergency need as determined by the Committee, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting a distribution under this Section 6(h) shall apply for the payment in a manner approved by the Committee and shall provide such additional information as the Committee may require.

          (i)    Distribution upon Income Inclusion under Code Section 409A.    If, for any reason, the Plan fails to meet the requirements of Code Section 409A and the regulations promulgated thereunder, the Committee shall distribute to the Participant the portion of the Participant's Deferral Account that is required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and the regulations promulgated thereunder.

          (j)    Effect on Deferral Account.    A Participant's Deferral Account shall be debited to the extent of any distributions to the Participant pursuant to this Section 6. All amounts needed for a payment shall be deemed withdrawn from the Hypothetical Investments as close in time as is practicable to the payment date. If a Participant has elected to receive partial payments of the amount in his or her Deferral Account, unpaid balances shall continue to be deemed to be invested in the Hypothetical Investments such Participant has designated pursuant to Section 4(c) or 4(e).

  7.    Amendment and Termination.

          (a)    In General.    The Committee, Plan Administrator or the Board may, with prospective or retroactive effect, amend, alter, suspend, discontinue or terminate the Plan (i) if there is a change in law or regulatory authority that reasonably would be expected to result in an increase in the cost to the Company of at least $1,000,000 to maintain the Plan (other than an increase resulting from taxes on any gains from investment of the assets of the Trust), (ii) if the Internal Revenue Service determines that any amounts deferred under the Plan are includible in the Participant's gross income prior to being paid out to the Participant, (iii) any time during the calendar year 2005 or 2006 if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Code Section 409A or to comply with the provisions of Code Section 409A, or (iv) no Participant is materially adversely affected by such action with respect to amounts required to be credited to the Participant's Deferral Account under any previously executed Deferral Election; provided that, the Company may accelerate distributions under this Plan only where doing so is consistent with Treasury Regulations and other guidance issued by the Internal Revenue Service under Code Section 409A; and provided further that, upon an event described in clause (i) or (ii) the Company may not, aside from any acceleration of benefits, alter any Participant's rights under this Plan.

          (b)    Termination.    In the event of a termination under Section 7(b) above, the Company shall also terminate any other account balance nonqualified deferred compensation plans it maintains and shall not adopt a new account balance nonqualified deferred compensation plan within five (5) years from the date of the termination. Upon such termination, the balance of the Participant's Deferral Account shall be distributed to the Participant no earlier than twelve (12) months after the termination of the Plan and no later than twenty four (24) months after the termination of the Plan; provided however, amounts that would otherwise be payable under the terms of the Plan within twelve (12) months of the termination of the Plan shall be distributed in accordance with the terms of the Plan.

  8.    General Provisions.

          (a)    Limits on Transfer of Awards.    Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or the Participant's Beneficiary) or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or the Participant's Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

          (b)    Waiver, Receipt and Release.

            (i)    As between the Participant and the Company, a Participant and the Participant's Beneficiary shall assume all risk (other than gross negligence of the Company or the Committee, or breach by the Company of the terms of this Plan) in connection with the Plan, Trust design, implementation or administration, Hypothetical Investment decisions made by the Participant and the resulting value of the Participant's Deferral Account, the selection and actions of the Trustee or any other third party providing services to the Company or the Trust in connection with the Plan or Trust (including their administrative and investment expenses), including any income tax issues of the Participant or Participant's Beneficiary relating to or arising out of his or her participation in the Plan, and neither the Company nor the Committee shall be liable or responsible therefor other than as provided in Section 5(c).

            (ii)   As a condition of being a Participant in the Plan, each Participant must sign a waiver releasing the Company and its Affiliates, the Committee, officers of the Company or its Affiliates (the "Officers") and the Board from any claims and liabilities regarding the matters to which the Participant has assumed the risk as set forth in this Section. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for compensation deferred and relating to the Deferral Account to which the payments relate against the Company or any Affiliate or the Committee, and the Committee may require such Participant or Beneficiary, as a condition to such payments, to execute a waiver, receipt and release to such effect.

            (iii)  As a condition of being a Participant in the Plan, each Participant must sign a waiver releasing the Trustee and each of its Affiliates (each, a "Released Party") against any and all loss, claims, liability and expenses imposed on or incurred by any Released Party as a result of any acts taken or any failure to act by the Trustee, where such act or failure to act is in accordance with the directions from the Committee or any designee of the Committee.

            (iv)  Each Participant agrees to pay any taxes, penalties and interest such Participant or Beneficiary may incur in connection with his or her participation in this Plan, and further agrees to indemnify the Company and its Affiliates, the Committee, Officers and the Board for such taxes, penalties and interest the Participant or Participant's Beneficiary incurs and fails to pay and for which the Company is made liable by the appropriate tax authority.

          (c)    Unfunded Status of Awards, Creation of Trusts.    The Plan is intended to constitute an unfunded plan for deferred compensation and each Participant shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company.

          (d)    Participant Rights.    No provision of the Plan or transaction hereunder shall confer upon any Participant any right or impose upon any Participant any obligation to be employed by the Company or an Affiliate, or to interfere in any way with the right of the Company or an Affiliate to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 8(c) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

          (e)    Tax Withholding and Tax Forms.    The Company shall have the right to deduct from amounts otherwise credited to or paid from a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld.

          (f)    Governing Law.    The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws to the extent not pre-empted by federal law.

          (g)    Limitation.    A Participant and the Participant's Beneficiary shall assume all risk in connection with (i) the performance of the Managers, (ii) the performance of the Hypothetical Investments and (iii) the tax treatment of amounts deferred under or paid pursuant to the Plan, and neither the Company nor the Committee shall be liable or responsible therefor.

          (h)    Construction.    The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

          (i)    Severability.    In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

          (j)    Status.    The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in or to any Plan or Company assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of any Trust.

          (k)    Spouse's Interest.    The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

          (l)    Successors.    The provisions of the Plan shall bind the Company and its successors.

  9.    Claims Procedures.

          (a)    Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

          (b)    Notification of Decision.    The Committee shall consider a Claimant's claim within ten (10) days of receipt of the claim and shall notify the Claimant in writing:

            (i)    that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

            (ii)   that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner reasonably believed to be understood by the Claimant:

              (A)  a specific reason or reasons the claim was denied;

              (B)  specific reference(s) to the pertinent Plan provisions upon which the decision was based;

              (C)  a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

              (D)  an explanation of the claim review procedure set forth below.

          (c)    Review of a Denied Claim.    Within sixty (60) days (180 days for a Disability claim) after receiving a notice from the Committee that a claim has been denied in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the request for the review is filed, the Claimant (or the Claimant's duly authorized representative):

            (i)    May, upon reasonable request and free of charge, have reasonable access to, and copies of, all pertinent documents, records and other information in the Company's possession;

            (ii)   will be informed of such other matters as the Committee deems relevant.

The Committee shall conduct a full and fair review of the claim and the initial adverse benefit determination and notify the Claimant in writing of its decision within sixty (60) days (45 days for a Disability claim) after receipt of Claimant's request for a review. In the case of an adverse benefit determination, the notification shall set forth (1) the specific reason or reasons for the adverse determination, (2) reference to the specific Plan provisions on which the determination is based, (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits, and (4) a statement describing the right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended.

          (d)    Legal Action.    A Claimant's compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

  10.    Effective Date.

        The Plan shall be effective as of the Plan Effective Date.

FOREST OIL CORPORATION
By:	/s/ CYRUS D. MARTER IV Cyrus D. Marter IV Vice President, General Counsel and Secretary

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FOREST OIL CORPORATION AMENDED AND RESTATED 2005 SALARY DEFERRED COMPENSATION PLAN December 31, 2004